Exhibit 99.1

Media Release
Peabody Reports Results For Quarter Ended June 30, 2024
Announced $100 Million for Additional Share Repurchases
Achieved First Development Coal at Centurion
ST. LOUIS, August 1, 2024 – Peabody (NYSE: BTU) today reported net income attributable to common stockholders of $199.4 million, or $1.42 per diluted share, for the second quarter of 2024, compared to $179.2 million, or $1.15 per diluted share in the prior year quarter. Peabody had Adjusted EBITDA1 of $309.7 million in the second quarter of 2024, which included $80.8 million from an insurance settlement compared to $358.2 million in the prior year quarter.
“Our operations performed safely, while achieving results in-line with expectations across all four segments. With a strong outlook for free cash flow in the second half of 2024, we have committed $100 million for additional share buybacks," said Peabody President and Chief Executive Officer Jim Grech. "Development at Centurion remains on plan, with initial underground development rates exceeding expectations. We reached first development coal in the second quarter and expect to ship to customers beginning in the fourth quarter of 2024.”
Highlights
•Reported second quarter Adjusted EBITDA of $309.7 million
•Achieved first development coal at Centurion; second continuous miner commissioned in July
•Increased Seaborne Thermal revenue and Adjusted EBITDA margin per ton
•Reached $109.5 million insurance settlement at Shoal Creek
•Maintained strong cost discipline at U.S. Thermal operations
•Announced an additional $100 million for share repurchases
•Declared a dividend on common stock of $0.075 per share on August 1, 2024
1 Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA margin is equal to segment Adjusted EBITDA (excluding insurance recoveries) divided by segment revenue. Revenue per Ton and Adjusted EBITDA Margin per Ton are equal to revenue by segment and Adjusted EBITDA by segment (excluding insurance recoveries), respectively, divided by segment tons sold. Costs per Ton is equal to Revenue per Ton less Adjusted EBITDA Margin per Ton. Management believes Costs per Ton and Adjusted EBITDA Margin per Ton best reflect controllable costs and operating results at the reporting segment level. We consider all measures reported on a per ton basis, as well as Adjusted EBITDA margin, to be operating/statistical measures. Please refer to the tables and related notes herein for a reconciliation of non-GAAP financial measures.

Second Quarter Segment Performance

Seaborne Thermal
	Quarter Ended			Six Months Ended
	Jun.	Mar.	Jun.	Jun.	Jun.
	2024	2024	2023	2024	2023
Tons sold (in millions)	4.1	4.0	4.0	8.1	7.6
Export	2.7	2.5	2.6	5.2	4.7
Domestic	1.4	1.5	1.4	2.9	2.9
Revenue per Ton	$74.43	$71.24	$100.59	$72.86	$98.81
Export - Avg. Realized Price per Ton	98.43	99.56	139.88	98.97	143.62
Domestic - Avg. Realized Price per Ton	26.69	26.33	23.76	26.50	24.44
Costs per Ton	49.14	47.71	50.88	48.44	50.94
Adjusted EBITDA Margin per Ton	$25.29	$23.53	$49.71	$24.42	$47.87
Adjusted EBITDA (in millions)	$104.4	$93.8	$197.5	$198.2	$361.5
Peabody expected seaborne thermal volume of 4.1 million tons, including 2.7 million export tons, at costs of $45 to $50 per ton. Second quarter results were in-line with expectations, increasing segment Adjusted EBITDA margin per ton by 7.5 percent compared to the first quarter due to higher export tons. The segment reported Adjusted EBITDA margins of 34 percent and Adjusted EBITDA of $104.4 million.

Seaborne Metallurgical
	Quarter Ended			Six Months Ended
	Jun.	Mar.	Jun.	Jun.	Jun.
	2024	2024	2023	2024	2023
Tons sold (in millions)	2.0	1.4	2.0	3.4	3.3
Revenue per Ton	$149.29	$172.60	$190.13	$159.10	$202.33
Costs per Ton	117.47	138.83	137.78	126.46	143.14
Adjusted EBITDA Margin per Ton	$31.82	$33.77	$52.35	$32.64	$59.19
Adjusted EBITDA, Excluding Insurance Recovery (in millions)	$62.8	$48.3	$102.5	$111.1	$193.3
Shoal Creek Insurance Recovery (in millions)	$80.8	$—	$—	$80.8	$—
Adjusted EBITDA (in millions)	$143.6	$48.3	$102.5	$191.9	$193.3
Peabody expected seaborne met volume of 1.9 million tons at costs of $110 to $120 per ton. Second quarter shipments were above expectations and increased 600 thousand tons compared to the first quarter following a successful longwall move at Metropolitan, which also significantly improved costs per ton. Peabody successfully reached a $109.5 million settlement for property loss and business disruption sustained at Shoal Creek in 2023. Peabody has included $80.8 million in second quarter segment Adjusted EBITDA after previously reporting a $28.7 million provision for Shoal Creek Property losses. The segment reported Adjusted EBITDA margins of 21 percent (excluding insurance recovery) and Adjusted EBITDA of $143.6 million.

Powder River Basin
	Quarter Ended			Six Months Ended
	Jun.	Mar.	Jun.	Jun.	Jun.
	2024	2024	2023	2024	2023
Tons sold (in millions)	15.8	18.7	18.9	34.5	40.9
Revenue per Ton	$14.02	$13.62	$13.71	$13.80	$13.80
Costs per Ton	12.89	12.74	12.33	12.81	12.28
Adjusted EBITDA Margin per Ton	$1.13	$0.88	$1.38	$0.99	$1.52
Adjusted EBITDA (in millions)	$17.8	$16.4	$26.2	$34.2	$62.0
Peabody expected PRB volume of 15.5 million tons at costs of $12.75 to $13.75 per ton. The segment achieved costs at the low end of guidance due to continued cost containment measures. Shipments increased as the quarter progressed, confirming expectations for higher volumes in the second half of the year. The segment reported Adjusted EBITDA of $17.8 million.

Other U.S. Thermal
	Quarter Ended			Six Months Ended
	Jun.	Mar.	Jun.	Jun.	Jun.
	2024	2024	2023	2024	2023
Tons sold (in millions)	3.7	3.2	3.8	6.9	8.3
Revenue per Ton	$55.21	$59.75	$53.63	$57.33	$54.23
Costs per Ton	45.53	45.25	39.71	45.40	40.22
Adjusted EBITDA Margin per Ton	$9.68	$14.50	$13.92	$11.93	$14.01
Adjusted EBITDA (in millions)	$35.4	$46.5	$51.9	$81.9	$116.1
Peabody expected Other U.S. Thermal volume of 3.8 million tons at costs of approximately $44 to $48 per ton. Peabody delivered 3.7 million tons at costs of $45.53 per ton, in-line with expectations. The segment reported Adjusted EBITDA of $35.4 million.
Centurion Update
Our world class hard coking coal growth project in Australia continues to advance on time and on budget. We produced the first development coal in the second quarter and commissioned the second continuous miner in July. We expect to ship first coal in the fourth quarter of 2024 and remain on track to commence longwall production in the first quarter of 2026. Approximately $200 million of the $489 million of capital expenditures to reach longwall production has been completed as of June 30, 2024.
Centurion is expected to have a mine life in excess of 25 years and average annual longwall production of 4.7 million tons. The benchmark premium hard coking coal from Centurion is expected to receive a premium price relative to other metallurgical coals.

Shareholder Return Program
Since restarting our shareholder return program, the company has returned $480.1 million to shareholders through share repurchases of $430.4 million, or 13.4% of shares outstanding, and cumulative quarterly cash dividends of $49.7 million. At June 30, Peabody had $569.6 million remaining under its existing $1.0 billion share repurchase program.
On August 1, 2024, we committed an additional $100 million for share repurchases in 2024 following the continued successful advancement at Centurion, settlement of the Shoal Creek insurance claim and a favorable free cash flow outlook for the remainder of the year.
The company declared a $0.075 per share dividend on August 1, 2024.

	Six Months Ended	Year Ended
	Jun.	Dec.
	2024	2023
	(Dollars in millions)
Net Cash Provided by Operating Activities:	$126.8	$1,035.5
- Net Cash Used in Investing Activities	(316.8)	(342.6)
- Distributions to Noncontrolling Interest	(18.5)	(59.0)
+/- Changes to Restricted Cash and Collateral (1)	(17.1)	90.2
- Anticipated Expenditures or Other Requirements	—	—
Available Free Cash Flow (AFCF) (2)	$(225.6)	$724.1

Amount Allocated to Shareholder Returns	$118.8	$470.7

(1) This amount is equal to the total change in Restricted Cash and Collateral on the balance sheet, excluding partially offsetting amounts included in operating cash flow consisting of an inflow of $150 million and an outflow of $200 million for the six months ended June 30, 2024 and the year ended December 31, 2023, respectively.
(2) AFCF is a non-GAAP financial measure defined as operating cash flow less investing cash flow and distributions to noncontrolling interests; plus/minus changes to restricted cash and collateral and other anticipated expenditures. Available Free Cash Flow is used by management as a measure of our ability to generate excess cash flow from our business. The Company’s policy is to return at least 65% of annual AFCF to shareholders.

2024 Outlook
Seaborne Thermal
•Full year volume has been increased by 500 thousand tons to 15.7-16.2 million tons due to anticipated additional high ash coal production at Wilpinjong.
•Third quarter volume is expected to be 4.0 million tons, including 2.5 million export tons. 600 thousand export tons are priced at $120.45 per ton, and 1.0 million tons of Newcastle product and 0.9 million tons of high ash product are unpriced. Costs are anticipated to be $48-$53 per ton.
Seaborne Metallurgical
•Full year volume has been lowered by 600 thousand tons to 7.2-7.6 million tons primarily because of anticipated challenging geological conditions at the CMJV. As a result, full year costs are now expected to be $118-$128 per ton.
•Third quarter volume is anticipated to be 1.7 million tons and is expected to achieve 70 to 80 percent of the premium hard coking coal price index. Costs are anticipated to be $120-$130 per ton.
U.S. Thermal
•Full year PRB volume has been lowered 5 million tons to 75-82 million tons.
•Third quarter PRB volume is expected to be 21.5 millions tons at an average price of $13.75 per ton and costs of approximately $11.50-$12.50 per ton.
•Third quarter Other U.S. Thermal volume is expected to be 4.0 million tons at an average price of $54.10 per ton and costs of approximately $44-$48 per ton.
Today’s earnings call is scheduled for 10 a.m. CT and can be accessed via the company’s website at PeabodyEnergy.com.
Peabody (NYSE: BTU) is a leading coal producer, providing essential products for the production of affordable, reliable energy and steel. Our commitment to sustainability underpins everything we do and shapes our strategy for the future. For further information, visit PeabodyEnergy.com.
Contact:
Karla Kimrey
314.342.7890

Guidance Targets

Segment Performance
	2024 Full Year
	Total Volume (millions of short tons)	Priced Volume (millions of short tons)	Priced Volume Pricing per Short Ton	Average Cost per Short Ton
Seaborne Thermal	15.7 - 16.2	12	$65.09	$45.00 - $50.00
Seaborne Thermal (Export)	9.8 - 10.3	6.2	$101.93	NA
Seaborne Thermal (Domestic)	5.9	5.9	$26.30	NA
Seaborne Metallurgical	7.2 - 7.6	3.7	$158.00	$118.00 - $128.00
PRB U.S. Thermal	75 - 82	85	$13.70	$11.75 - $12.50
Other U.S. Thermal	14.5 - 15.5	15.2	$54.20	$41.00 - $45.00

Other Annual Financial Metrics ($ in millions)
	2024 Full Year
SG&A	$90
Total Capital Expenditures	$375
Major Project Capital Expenditures	$235
Sustaining Capital Expenditures	$140
ARO Cash Spend	$50

Supplemental Information

Seaborne Thermal	~50% of unpriced export volumes are expected to price on average at Globalcoal “NEWC” levels and ~50% are expected to have a higher ash content and price at 80-95% of API 5 price levels.
Seaborne Metallurgical	On average, Peabody's metallurgical sales are anticipated to price at 70-80% of the premium hard-coking coal index price (FOB Australia).
PRB and Other U.S. Thermal	PRB and Other U.S. Thermal volumes reflect volumes priced at June 30, 2024. Weighted average quality for the PRB segment 2024 volume is approximately 8670 BTU.
Certain forward-looking measures and metrics presented are non-GAAP financial and operating/statistical measures. Due to the volatility and variability of certain items needed to reconcile these measures to their nearest GAAP measure, no reconciliation can be provided without unreasonable cost or effort.

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters Ended Jun. 30, 2024, Mar. 31, 2024 and Jun. 30, 2023 and the Six Months Ended Jun. 30, 2024 and 2023

(In Millions, Except Per Share Data)
	Quarter Ended			Six Months Ended
	Jun.	Mar.	Jun.	Jun.	Jun.
	2024	2024	2023	2024	2023

Tons Sold	25.6	27.4	28.9	53.0	60.4

Revenue	$1,042.0	$983.6	$1,268.8	$2,025.6	$2,632.8
Operating Costs and Expenses (1)	803.9	814.2	862.0	1,618.1	1,708.6
Depreciation, Depletion and Amortization	82.9	79.8	80.6	162.7	156.9
Asset Retirement Obligation Expenses	12.9	12.9	15.5	25.8	30.9
Selling and Administrative Expenses	22.1	22.0	21.7	44.1	44.5
Restructuring Charges	0.1	0.1	2.0	0.2	2.1
Other Operating (Income) Loss:
Net Gain on Disposals	(7.5)	(2.1)	(5.2)	(9.6)	(7.1)
Asset Impairment	—	—	—	—	2.0
Provision for NARM and Shoal Creek Losses	1.9	1.8	33.7	3.7	33.7
Shoal Creek Insurance Recovery	(109.5)	—	—	(109.5)	—
Loss (Income) from Equity Affiliates	1.3	3.7	(2.3)	5.0	(4.1)
Operating Profit	233.9	51.2	260.8	285.1	665.3
Interest Expense, Net of Capitalized Interest	10.7	14.7	13.3	25.4	31.7
Net Loss on Early Debt Extinguishment	—	—	2.0	—	8.8
Interest Income	(16.8)	(19.2)	(23.1)	(36.0)	(36.2)
Net Periodic Benefit Credit, Excluding Service Cost	(10.2)	(10.1)	(9.7)	(20.3)	(19.4)
Income from Continuing Operations Before Income Taxes	250.2	65.8	278.3	316.0	680.4
Income Tax Provision	39.4	20.1	74.2	59.5	192.2
Income from Continuing Operations, Net of Income Taxes	210.8	45.7	204.1	256.5	488.2
Loss from Discontinued Operations, Net of Income Taxes	(1.6)	(0.7)	(1.3)	(2.3)	(2.6)
Net Income	209.2	45.0	202.8	254.2	485.6
Less: Net Income Attributable to Noncontrolling Interests	9.8	5.4	23.6	15.2	37.9
Net Income Attributable to Common Stockholders	$199.4	$39.6	$179.2	$239.0	$447.7

Adjusted EBITDA (2)	$309.7	$160.5	$358.2	$470.2	$748.8

Diluted EPS - Income from Continuing Operations (3)(4)	$1.43	$0.30	$1.16	$1.72	$2.85

Diluted EPS - Net Income Attributable to Common Stockholders (3)	$1.42	$0.29	$1.15	$1.70	$2.83

(1)	Excludes items shown separately.
(2)	Adjusted EBITDA is a non-GAAP financial measure. Refer to the “Reconciliation of Non-GAAP Financial Measures” section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.
(3)
Weighted average diluted shares outstanding were 142.8 million, 144.9 million and 159.0 million during the quarters ended June 30, 2024, March 31, 2024 and June 30, 2023, respectively. Weighted average diluted shares outstanding were 143.8 million and 160.2 million during the six months ended June 30, 2024 and 2023, respectively.

(4)	Reflects income from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Balance Sheets
As of Jun. 30, 2024 and Dec. 31, 2023

(Dollars In Millions)
	(Unaudited)
	Jun. 30, 2024	Dec. 31, 2023
Cash and Cash Equivalents	$621.7	$969.3
Accounts Receivable, Net	511.6	389.7
Inventories, Net	422.1	351.8
Other Current Assets	296.8	308.9
Total Current Assets	1,852.2	2,019.7
Property, Plant, Equipment and Mine Development, Net	3,003.1	2,844.1
Operating Lease Right-of-Use Assets	114.1	61.9
Restricted Cash and Collateral	825.1	957.6
Investments and Other Assets	83.8	78.8
Total Assets	$5,878.3	$5,962.1

Current Portion of Long-Term Debt	$14.1	$13.5
Accounts Payable and Accrued Expenses	729.1	965.5
Total Current Liabilities	743.2	979.0
Long-Term Debt, Less Current Portion	323.2	320.7
Deferred Income Taxes	47.3	28.6
Asset Retirement Obligations, Less Current Portion	645.9	648.6
Accrued Postretirement Benefit Costs	144.8	148.4
Operating Lease Liabilities, Less Current Portion	88.2	47.7
Other Noncurrent Liabilities	170.7	181.6
Total Liabilities	2,163.3	2,354.6

Common Stock	1.9	1.9
Additional Paid-in Capital	3,987.2	3,983.0
Treasury Stock	(1,825.5)	(1,740.2)
Retained Earnings	1,332.5	1,112.7
Accumulated Other Comprehensive Income	161.7	189.6
Peabody Energy Corporation Stockholders' Equity	3,657.8	3,547.0
Noncontrolling Interests	57.2	60.5
Total Stockholders' Equity	3,715.0	3,607.5
Total Liabilities and Stockholders' Equity	$5,878.3	$5,962.1

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Quarters Ended Jun. 30, 2024, Mar. 31, 2024 and Jun. 30, 2023 and the Six Months Ended Jun. 30, 2024 and 2023

(Dollars In Millions)
	Quarter Ended			Six Months Ended
	Jun.	Mar.	Jun.	Jun.	Jun.
	2024	2024	2023	2024	2023
Cash Flows From Operating Activities
Net Cash Provided By Continuing Operations	$9.7	$120.3	$355.8	$130.0	$745.2
Net Cash Used in Discontinued Operations	(1.9)	(1.3)	(2.4)	(3.2)	(5.5)
Net Cash Provided By Operating Activities	7.8	119.0	353.4	126.8	739.7
Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(105.6)	(61.4)	(66.6)	(167.0)	(122.3)
Changes in Accrued Expenses Related to Capital Expenditures	(6.9)	(6.8)	(3.8)	(13.7)	(5.4)
Wards Well Acquisition	(143.8)	—	—	(143.8)	—
Insurance Proceeds Attributable to Shoal Creek Equipment Losses	5.6	—	—	5.6	—
Proceeds from Disposal of Assets, Net of Receivables	13.1	2.4	9.1	15.5	12.0
Contributions to Joint Ventures	(170.7)	(202.8)	(164.6)	(373.5)	(370.8)
Distributions from Joint Ventures	167.4	193.2	163.8	360.6	365.8
Other, Net	(0.7)	0.2	0.6	(0.5)	0.7
Net Cash Used In Investing Activities	(241.6)	(75.2)	(61.5)	(316.8)	(120.0)
Cash Flows From Financing Activities
Repayments of Long-Term Debt	(2.4)	(2.2)	(2.1)	(4.6)	(4.8)
Payment of Debt Issuance and Other Deferred Financing Costs	(0.3)	(10.8)	—	(11.1)	(0.3)
Common Stock Repurchases	—	(83.1)	(173.0)	(83.1)	(173.0)
Repurchase of Employee Common Stock Relinquished for Tax Withholding	(0.7)	(3.4)	(0.5)	(4.1)	(13.7)
Dividends Paid	(9.4)	(9.7)	(10.8)	(19.1)	(10.8)
Distributions to Noncontrolling Interests	—	(18.5)	—	(18.5)	(22.8)
Net Cash Used In Financing Activities	(12.8)	(127.7)	(186.4)	(140.5)	(225.4)
Net Change in Cash, Cash Equivalents and Restricted Cash	(246.6)	(83.9)	105.5	(330.5)	394.3
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	1,566.3	1,650.2	1,706.4	1,650.2	1,417.6
Cash, Cash Equivalents and Restricted Cash at End of Period	$1,319.7	$1,566.3	$1,811.9	$1,319.7	$1,811.9

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters Ended Jun. 30, 2024, Mar. 31, 2024 and Jun. 30, 2023 and the Six Months Ended Jun. 30, 2024 and 2023

(Dollars In Millions)

Note: Management believes that non-GAAP performance measures are used by investors to measure our operating performance. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Quarter Ended			Six Months Ended
	Jun.	Mar.	Jun.	Jun.	Jun.
	2024	2024	2023	2024	2023

Income from Continuing Operations, Net of Income Taxes	$210.8	$45.7	$204.1	$256.5	$488.2
Depreciation, Depletion and Amortization	82.9	79.8	80.6	162.7	156.9
Asset Retirement Obligation Expenses	12.9	12.9	15.5	25.8	30.9
Restructuring Charges	0.1	0.1	2.0	0.2	2.1
Asset Impairment	—	—	—	—	2.0
Provision for NARM and Shoal Creek Losses	1.9	1.8	33.7	3.7	33.7
Shoal Creek Insurance Recovery - Property Damage	(28.7)	—	—	(28.7)	—
Changes in Amortization of Basis Difference Related to Equity Affiliates	(0.3)	(0.4)	(0.4)	(0.7)	(0.7)
Interest Expense, Net of Capitalized Interest	10.7	14.7	13.3	25.4	31.7
Net Loss on Early Debt Extinguishment	—	—	2.0	—	8.8
Interest Income	(16.8)	(19.2)	(23.1)	(36.0)	(36.2)
Unrealized Gains on Derivative Contracts Related to Forecasted Sales	—	—	(40.3)	—	(159.0)
Unrealized (Gains) Losses on Foreign Currency Option Contracts	(2.4)	5.7	(2.8)	3.3	(0.6)
Take-or-Pay Contract-Based Intangible Recognition	(0.8)	(0.7)	(0.6)	(1.5)	(1.2)
Income Tax Provision	39.4	20.1	74.2	59.5	192.2
Adjusted EBITDA (1)	$309.7	$160.5	$358.2	$470.2	$748.8

Operating Costs and Expenses	$803.9	$814.2	$862.0	$1,618.1	$1,708.6
Unrealized Gains (Losses) on Foreign Currency Option Contracts	2.4	(5.7)	2.8	(3.3)	0.6
Take-or-Pay Contract-Based Intangible Recognition	0.8	0.7	0.6	1.5	1.2
Net Periodic Benefit Credit, Excluding Service Cost	(10.2)	(10.1)	(9.7)	(20.3)	(19.4)
Total Reporting Segment Costs (2)	$796.9	$799.1	$855.7	$1,596.0	$1,691.0

(1)	Adjusted EBITDA is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses and depreciation, depletion and amortization. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance, as displayed in the reconciliation above. Adjusted EBITDA is used by management as the primary metric to measure each of our segment's operating performance and allocate resources.
(2)	Total Reporting Segment Costs is defined as operating costs and expenses adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance, as displayed in the reconciliation above. Total Reporting Segment Costs is used by management as a component of a metric to measure each of our segment's operating performance.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Supplemental Financial Data (Unaudited)
For the Quarters Ended Jun. 30, 2024, Mar. 31, 2024 and Jun. 30, 2023 and the Six Months Ended Jun. 30, 2024 and 2023

	Quarter Ended			Six Months Ended
	Jun.	Mar.	Jun.	Jun.	Jun.
	2024	2024	2023	2024	2023
Revenue Summary (In Millions)
Seaborne Thermal	$307.5	$283.9	$399.5	$591.4	$746.0
Seaborne Metallurgical	294.3	247.0	372.5	541.3	660.9

Powder River Basin	221.9	254.1	259.7	476.0	565.0
Other U.S. Thermal	202.0	191.6	199.9	393.6	449.3
Total U.S. Thermal	423.9	445.7	459.6	869.6	1,014.3
Corporate and Other	16.3	7.0	37.2	23.3	211.6
Total	$1,042.0	$983.6	$1,268.8	$2,025.6	$2,632.8

Total Reporting Segment Costs Summary (In Millions) (1)
Seaborne Thermal	$203.1	$190.1	$202.0	$393.2	$384.5
Seaborne Metallurgical	231.5	198.7	270.0	430.2	467.6

Powder River Basin	204.1	237.7	233.5	441.8	503.0
Other U.S. Thermal	166.6	145.1	148.0	311.7	333.2
Total U.S. Thermal	370.7	382.8	381.5	753.5	836.2
Corporate and Other	(8.4)	27.5	2.2	19.1	2.7
Total	$796.9	$799.1	$855.7	$1,596.0	$1,691.0

Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - Seaborne Thermal	$104.4	$93.8	$197.5	$198.2	$361.5
Adjusted EBITDA - Seaborne Metallurgical, Excluding Shoal Creek Insurance Recovery	62.8	48.3	102.5	111.1	193.3
Shoal Creek Insurance Recovery - Business Interruption	80.8	—	—	80.8	—
Adjusted EBITDA - Seaborne Metallurgical	143.6	48.3	102.5	191.9	193.3

Adjusted EBITDA - Powder River Basin	17.8	16.4	26.2	34.2	62.0
Adjusted EBITDA - Other U.S. Thermal	35.4	46.5	51.9	81.9	116.1
Adjusted EBITDA - Total U.S. Thermal	53.2	62.9	78.1	116.1	178.1
Middlemount	1.9	(0.8)	3.7	1.1	6.0
Resource Management Results (2)	9.9	4.4	6.0	14.3	8.3
Selling and Administrative Expenses	(22.1)	(22.0)	(21.7)	(44.1)	(44.5)
Other Operating Costs, Net (3)	18.8	(26.1)	(7.9)	(7.3)	46.1
Adjusted EBITDA (1)	$309.7	$160.5	$358.2	$470.2	$748.8

(1)	Total Reporting Segment Costs and Adjusted EBITDA are non-GAAP financial measures. Refer to the “Reconciliation of Non-GAAP Financial Measures” section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.
(2)	Includes gains (losses) on certain surplus coal reserve and surface land sales and property management costs and revenue.
(3)	Includes trading and brokerage activities, costs associated with post-mining activities, minimum charges on certain transportation-related contracts, costs associated with suspended operations including the Centurion Mine and revenue of $19.2 million related to the Q1 2023 assignment of port and rail capacity.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's or the Board’s current expectations or predictions of future conditions, events, or results. All statements that address operating performance, events, or developments that may occur in the future are forward-looking statements, including statements regarding the shareholder return framework, execution of the Company’s operating plans, market conditions for the Company’s products, reclamation obligations, financial outlook, potential acquisitions and strategic investments, and liquidity requirements. All forward-looking statements speak only as of the date they are made and reflect Peabody's good faith beliefs, assumptions, and expectations, but they are not guarantees of future performance or events. Furthermore, Peabody disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive, and regulatory factors, many of which are beyond Peabody's control, that are described in Peabody's periodic reports filed with the SEC including its Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2023 and other factors that Peabody may describe from time to time in other filings with the SEC. You may get such filings for free at Peabody's website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.